EXHIBIT 10.1

MOUNTAIN STATE BANK

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), made as of the 4th day of August, 2005 (the “Effective Date”), by and between MOUNTAIN STATE BANK (the “Bank”), and LYNN H. BARRON, a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Employee is currently employed as the Chief Financial Officer of the Bank and the Bank’s holding company, Mountain Bancshares, Inc. (the “Company”) (collectively, the Bank and the Company shall be referred to herein as the “Employer”), and

WHEREAS, the Company and the Bank desire to continue to employ the Employee and the Bank desires to enter into an agreement to provide benefits to the Employee upon a Change in Control (as defined below) of the Company or the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

AGREEMENT:

1.

Term.  This Agreement shall remain in effect until the earlier of (a) the first anniversary of the Effective Date or (b) twelve (12) months following a Change in Control.  While this Agreement remains in effect the Term, as defined by Section 1(a) above, shall automatically renew each day after the Effective Date such that the Term remains a one-year term from day-to-day thereafter unless either party gives written notice to the other of its or her intent that the automatic renewals shall cease or the Term expires pursuant to Section 1(b) hereof.  In the event notice of non-renewal is properly given pursuant to this Section, the Agreement and the Term shall expire on the first anniversary of the thirtieth (30th) day following the date such written notice is received, unless the Term expires earlier in accordance with Section 1(b).

2.

Change in Control Benefits.

(a)

If, within twelve (12) months following a Change in Control, the Employee terminates employment with the Employer for Good Reason or the Employer terminates the Employee’s employment without Cause, the Bank shall provide the Employee with the following compensation and benefits:

(i)

Payment of an amount equal to one (1) times the Employee’s “annualized includable compensation for the base period” as that term is defined in Section 280G(d) of the Internal Revenue Code of 1986 as amended (“Code”) or any successor thereto;

(ii)

Payment of an amount equal to the Employee’s cost of COBRA health continuation coverage for herself under the Bank’s group health plan for twelve (12) months following termination of employment;

(iii)

Payment for each vacation day which the Employee has not used during the calendar year in which occurs the effective date of termination which amount shall be determined based on a daily rate of the Employee’s base salary then in effect assuming two-hundred sixty (260) business days in such year; and

(iv)

Any unexercised stock options to purchase shares of the Company’s common stock held by the Employee shall become fully vested and exercisable as of the effective date of the Change in Control.

(b)

Amounts payable pursuant to subparagraph (a) of this Section shall not bear interest and shall be paid in one (1) lump sum within thirty (30) days following the effective date of termination. Amounts payable under this Section shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by the Employee.

(c)

Upon the Employee’s termination by the Employer for Cause by either party due to the Employee’s, Disability, the Employee’s voluntary or involuntary termination under circumstances other than those described in subsection (a) of this Section 2 or the Employee’s death, the Employee shall not be entitled to the compensation and benefits described in this Section 2.

(d)

Notwithstanding the above, in no event shall the payment(s) described in this Section 2 exceed the amount permitted by Section 280G of the Code.  Therefore, if the aggregate present value (determined as of the date of the Change in Control in accordance with the provisions of Section 280G of the Code) of both the payments under this Agreement and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of the Company or the Bank or in the ownership of a substantial portion of the assets of the Company or the Bank (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.  In the event the Aggregate Severance is required to be reduced pursuant to this subparagraph (d), the Employee shall have thirty (30) days in which to indicate to the Bank the manner in which the Aggregate Severance shall be reduced (i.e., whether the reduction shall be in cash, vesting of stock options, etc.); provided, however, the Bank shall retain complete discretion over the total amount of the reduction necessary to avoid the operation of Code Section 280G as described above.  In the event the Employee does not make an election as to the specific nature of the compensation to be reduced within the time period indicated above, the Bank shall make such determination in its sole discretion.

3.

Confidentiality.

(a)

All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Employer are confidential to and are and will remain the sole and exclusive property of the Employer.  Except to the extent necessary to perform the duties assigned to her by the Employer, the Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)

The covenants of confidentiality set forth herein will apply during the Employee’s employment with the Employer to any Confidential Information and Trade Secrets disclosed by the Bank or developed by the Employee prior to or after the date hereof.  The covenants restricting the use of Confidential Information will continue and be maintained by the Employee for a period of twelve (12) months following termination of this Agreement.  The covenants restricting the use of Trade Secrets will continue and be maintained by the Employee following termination of her employment for so long as permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. § 10-1-760, et. seq.

4.

Nonsolicitation.  In the event that the Employee is entitled to receive the Change in Control benefits described in Section 2 of this Agreement, the Employee agrees that, for twelve (12) months following the Employee’s termination of employment:

(a)

the Employee will not (except on behalf of or with the prior written consent of the Employer), on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for any Competing Business, any business from any customers of the Employer, including actively sought prospective customers, with whom the Employee has or had material contact during the one-year period preceding her termination of employment, for purposes of providing products or services that are competitive with those provided by the Employer; and

(b)

the Employee will not on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away to any Competing Business, any employee of the Employer, whether or not such employee is a full-time employee or a temporary employee of the Employer and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

5.

Definitions.  For purposes of this Agreement, the following terms have the definitions set forth below:

(a)

“Area” shall mean the geographic area within the boundaries of Dawson and Forsyth Counties, Georgia.  It is the express intent of the parties that the Area as defined herein is the area where the Employee performs services on behalf of the Employer.

(b)

“Business of the Employer” shall mean the business conducted by the Employer, which is commercial banking.

(c)

“Cause” means the occurrence of one or all of the following:

(i)

willful and continued failure by the Employee to perform her duties and responsibilities for the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of a demand for substantial performance to the Employee by the Employer;

(ii)

conduct by the Employee that amounts to fraud, dishonesty or willful misconduct in the performance of her duties and responsibilities hereunder;

(iii)

charged in relation to (by criminal information, indictment or otherwise) or conviction of the Employee of a felony or any other crime involving breach of trust or moral turpitude;

(iv)

conduct by the Employee that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or

(v)

the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Employee or the Employer, provided that the Board of Directors of the Employer determines in good faith that such action involves acts or omission by or under the supervision of the Employee or that termination of the Employee could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

(d)

“Change in Control” means the occurrence of the following events:

(i)

the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of either the Bank or the Company;

(ii)

within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (relating to the election of directors) shall be deemed to be an Incumbent Director;

(iii)

a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iv)

the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(e)

“Competing Business” means any entity engaged in the Business of the Company and the Bank.

(f)

“Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through her relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Without limiting the foregoing, Confidential Information shall include the following:

(i)

all items of information that could be classified as a trade secret pursuant to Georgia law;

(ii)

the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

(iii)

the names and addresses of employees and other business contacts of the Company and Bank;

(iv)

the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

(v)

the applications, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Company and the Bank; and

(vi)

marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Company and the Bank’s manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or the Bank (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(g)

“Disability” means the inability of the Employee to perform her assigned duties because of physical or mental incapacity for the duration of the short-term disability period under the Bank’s policy then in effect, as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

(h)

“Good Reason” means, without the Employee’s express written consent:

(i)

Any change of duties materially inconsistent with the Employee’s position immediately prior to a Change in Control;

(ii)

A material reduction of the Employee’s compensation following a Change in Control;

(iii)

A relocation of the Employee’s principal business office by more than twenty-five (25) miles from the Employee’s principal business office as of the effective date of a Change in Control; and

(iv)

Failure by the Employer to provide benefits following a Change in Control substantially similar to the benefits available to the Employee prior to a Change in Control.

(i)

“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.

Notice.  Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Postal Service, by registered or certified mail, addressed to the party to receive notice at the last known address, postage prepaid.

7.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof.  It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

8.

Modification.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and the Employee.

9.

No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

10.

Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

11.

Assignment.  This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and shall be binding upon the Employee, her administrators, executors, legatees, and heirs. The Employee shall not assign this Agreement.

12.

Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in the state court of Dawson County, Georgia or the federal court for the Northern District of Georgia.  The Bank and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings.  Employee must initial here: _____

13.

Applicable Law.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

14.

Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized representative, and the Employee has hereunder set her name as of the date of this Agreement.

MOUNTAIN STATE BANK

By:  s/John L. Lewis

        John L. Lewis

        President and Chief Executive Officer

EMPLOYEE:

s/Lynn H. Barron

LYNN H. BARRON